                                                                     Exhibit 2.9

                                                                  EXECUTION COPY


                              TAX SHARING AGREEMENT


                                     BETWEEN


                                  ADAPTEC, INC.

                                       AND

                                   ROXIO, INC.



                                   MAY 5, 2001

                                TABLE OF CONTENTS

                                                                              PAGE

1.       Allocation of Tax Liability...........................................2

2.       Payment of Allocated Tax..............................................3

3.       Refunds...............................................................3

4.       Allocation of Minimum Tax Credits.....................................3

5.       Carryback of Post-Distribution Tax Attributes of Roxio................3

6.       Conduct of Tax Contests...............................................4

7.       Redetermined Tax Liabilities..........................................4

8.       Retention of and Access to Records; Cooperation and Assistance........4

9.       Preparation of Tax Returns; Estimated Payments........................5

10.      Indemnification.......................................................6

11.      Gross-Up for Taxes on Required Payments...............................6

12.      Confidentiality of Documents and Information..........................6

13.      Allocation of Taxes of Foreign Subsidiaries...........................7

14.      Dispute Resolution....................................................7

15.      Limitation of Liability...............................................8

16.      Entire Agreement......................................................8

17.      Governing Law.........................................................8

18.      Notices...............................................................8

19.      Counterparts..........................................................9

20.      Binding Effect; Assignment............................................9

21.      Severability.........................................................10

22.      Waiver of Breach.....................................................10

23.      Amendment and Execution..............................................10

24.      Authority............................................................10

25.      Descriptive Headings.................................................11

26.      Gender and Number....................................................11

27.      Additional Assurances................................................11

28.      Force Majeure........................................................11

                              TAX SHARING AGREEMENT

         This Tax Sharing Agreement, dated May 5, 2001, is by and between Adaptec, Inc. ("Adaptec"), a Delaware corporation, and Roxio, Inc., a Delaware corporation ("Roxio"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in that certain First Amended and Restated Master Separation and Distribution Agreement between the parties hereto, dated as of February 28, 2001.

                                    RECITALS

         A. Concurrently with the execution of this agreement, Adaptec is transferring to Roxio all of the assets owned by Adaptec related to its software products business. In consideration, Roxio will assume Adaptec's liabilities related to that business and also issue stock to Adaptec, which will constitute all of the Roxio stock then outstanding. At the same time, Adaptec Mfg. (S) Pte., Ltd., a subsidiary of Adaptec organized under the laws of Singapore, ("AMS") will transfer to Roxio CI, Ltd., a Cayman Island corporation, ("RCI") all of the assets owned by AMS related to the software products business. In consideration, RCI will assume the liabilities of AMS related to that business and also issue stock to AMS, which will constitute all of the RCI stock then outstanding.

         B. The transfer of software products business assets to Roxio and RCI will be made in preparation for a distribution by Adaptec to its shareholders of the stock of Roxio (the "Distribution"). Prior to the Distribution, AMS will distribute to Adaptec the stock of RCI, and Adaptec will contribute the RCI stock to Roxio.

         C. Until the Distribution, Roxio will be a member of the affiliated group of corporations of which Adaptec is the common parent (the "Adaptec Group"). During that period, Roxio will join other members of the group in filing consolidated federal income tax returns and may also join in filing consolidated, combined or unitary returns under the tax laws of some states.

         D. Adaptec and Roxio would like to allocate responsibilities for certain tax matters. In particular, the parties would like to provide for the payment by Roxio of its share of tax liabilities determined on a consolidated, combined, or unitary basis. The parties would also like to provide and fix the responsibilities for certain administrative matters, such as (1) the preparation and filing of tax returns for periods beginning before the date of the Distribution (the "Distribution Date"), (2) the payment of taxes shown to be due and payable on those returns (as well as any estimated or advance payments required before the filing of those returns), (3) the retention, maintenance and provision of access to all records necessary to prepare and file appropriate tax returns, and (4) the conduct of audits, examinations, and proceedings that could result in a redetermination of tax liabilities for periods beginning before the Distribution Date.

                                    AGREEMENT

         To accomplish the purposes described above, Adaptec and Roxio agree as follows:

         1.       Allocation of Tax Liability

                  (a) REGULAR FEDERAL INCOME TAX. If the consolidated federal income tax liability of the Adaptec Group for any taxable year during which Roxio is a member of the group is determined on a regular tax basis, the amount of federal income taxes allocable to Roxio shall be determined using the method described in section 1.1502-32(b)(3)(iv)(D) of the Treasury regulations. Thus, Roxio shall be required to pay for any reduction in its separate company liability because of the absorption of losses, credits or other tax attributes of other members. Conversely, Roxio shall be entitled to compensation to the extent that the absorption of its losses, credits, or other tax attributes reduces the group's consolidated federal income tax liability.

                  (b)      Federal Alternative Minimum Tax

                           (i)      GENERAL RULE. If the Adaptec Group pays
alternative minimum tax ("AMT") for any taxable year during which Roxio is a member of the group, Roxio's share of the group's consolidated federal income taxes shall equal its share of the group's consolidated AMT, determined under section 1(b)(ii), with the adjustments provided in Section 1(b)(iii) to reflect the absorption of losses, credits and other tax attributes.

                           (ii)     ROXIO'S SHARE OF CONSOLIDATED AMT. Roxio's
share of the group's consolidated AMT for any year shall equal the excess, if any, of (A) the total consolidated AMT, over (B) the consolidated AMT for the year computed by excluding Roxio's items of income, gain, deduction and loss, and Roxio's credits.

                           (iii)    ADJUSTMENTS FOR ABSORPTION OF TAX
ATTRIBUTES. Roxio's share of the group's consolidated AMT shall be adjusted to reflect the absorption of losses, credits, or other tax attributes, based on principles similar to those underlying the method of allocating regular federal income taxes described in section 1.1502-32(b)(3)(iv)(D) of the Treasury regulations. If, for any taxable year, the regular tax attributes allocable to members other than Roxio that can be carried forward to the next taxable year are less than those carryforwards would have been if Roxio had not been a member of the group, then Roxio's share of the group's consolidated federal income tax liability shall be increased to reflect the incremental absorption of the tax attributes of other members. Conversely, if Roxio's regular tax attributes are used to offset taxable income of other members, or tax liability attributable to such income, then Roxio's share of the group's consolidated federal income tax liability shall be decreased to reflect the use of Roxio's tax attributes. The amount of the adjustment for absorbed losses shall equal the product of the absorbed losses and the highest marginal regular federal income tax rate in effect for the year in which the losses are absorbed. If the adjustment described in this Section 1(b)(iii) exceeds the amount determined in Section 1(b)(ii), Roxio shall be entitled to receive the amount of such excess pursuant to Section 2.

                  (c) OTHER TAXES. Roxio's share of taxes other than federal income taxes that are determined on a consolidated, combined, or unitary basis shall be determined by applying the principles underlying the allocation method described in section 1.1502-32(b)(3)(iv)(D) of the Treasury regulations. Thus, Roxio's share of the taxes will generally equal the tax liability that Roxio would have had if it had filed a separate return for the relevant period. Roxio shall be required to pay Adaptec to the extent that Roxio's separate company liability is reduced by the absorption of losses, credits or other tax attributes of other members. Conversely, Adaptec shall compensate Roxio to the extent that the absorption of Roxio's losses, credits, or other tax attributes reduces the combined tax liability.

         2. PAYMENT OF ALLOCATED TAX. Roxio shall pay to Adaptec Roxio's share of any tax payment made with the filing of a tax return within 30 days after filing. Within that same period, Adaptec shall make to Roxio any payments required as a result of benefits realized by Adaptec or other members of the Adaptec Group from the use of Roxio's tax attributes.

         3. REFUNDS. If Adaptec receives a refund because of an overpayment of taxes shown on a tax return, as originally filed, Adaptec shall pay to Roxio that portion of the refund, if any, equal to the excess of (i) the payments made by Roxio to Adaptec pursuant to Section 9(b) in respect of estimated taxes for the taxable year covered by the return over (ii) Roxio's share of the tax liability reported on the return, allocated as provided in
Section 1.

         4. ALLOCATION OF MINIMUM TAX CREDITS. No portion of the consolidated minimum tax credit of the Adaptec Group shall be allocated to Roxio when Roxio leaves the group. If the Treasury Department issues regulations that require the allocation to Roxio of a portion of the group's consolidated minimum tax credit, Roxio shall be required to pay to Adaptec the amount of the credit so allocated.

         5. CARRYBACK OF POST-DISTRIBUTION TAX ATTRIBUTES OF ROXIO. If, for any taxable period beginning on or after the Distribution Date, Roxio recognizes a loss, credit, or similar tax attribute that, under applicable law, can or must be carried back to a taxable period during which Roxio joined one or more other members of the Adaptec Group in filing consolidated, combined or unitary returns, Adaptec shall, at Roxio's expense, file appropriate refund claims within a reasonable period after being requested by Roxio. Adaptec shall promptly remit to Roxio any refunds received with respect to any tax attribute so carried back.

         6.       CONDUCT OF TAX CONTESTS

                  (a) SEPARATE ROXIO CLAIMS. Roxio shall have sole and complete authority to contest any claim by a taxing authority arising from an examination of a return that includes only Roxio (a "Separate Roxio Claim").

                  (b) GROUP CLAIMS. Except as provided in Section 6(a), Adaptec shall be entitled to control the contest of any claim by a taxing authority arising from an examination of any return filed by one or more members of the Adaptec Group. Roxio shall have no right to participate in the contest of a claim to which this Section 6(b) applies (a "Group Claim").

                  (c) COOPERATION. Adaptec and Roxio shall each provide the assistance reasonably requested by the other in conducting any tax contest, including execution of any powers of attorney or other appropriate documentation, attendance of administrative or judicial proceedings as requested, performance of necessary computations, and, subject to the confidentiality provisions of Section 12, provision of access to or furnishing books, records, tax returns, and supporting work papers.

         7.       Redetermined Tax Liabilities

                  (a) SEPARATE ROXIO CLAIMS. If a redetermination of taxes results from a Separate Roxio Claim, Roxio shall pay any resulting increase in tax liability and shall be entitled to receive any refunds related to a decrease in tax liability attributable to the claim

                  (b) GROUP CLAIMS. Any tax deficiency arising from a Group Claim shall be paid to the relevant taxing authority by Adaptec, and Adaptec shall be entitled to receive any tax refund arising from the contest of the Group Claim. Except as provided in the following sentence, Adaptec shall have no right to reimbursement from Roxio for any portion of a deficiency and shall have no obligation to pay any portion of a refund to Roxio. Roxio shall be required to reimburse Adaptec for that portion of a deficiency resulting from a reduction of a loss, credit or similar tax attribute of Roxio that was carried back from a post-Distribution period pursuant to Section 5.

         8.       Retention of and Access to Records; Cooperation and Assistance

                  (a) RETENTION OF AND ACCESS TO RECORDS. Each party shall retain all tax returns for periods beginning before the Distribution Date, together with all related reports, work papers, schedules or other documents or computer files, and, subject to the confidentiality provisions of Section 12, shall make these documents or files available to the other upon request. Neither party shall dispose of any of these documents or files without the other's permission.

                  (b) COOPERATION AND ASSISTANCE. Subject to the confidentiality provisions of Section 12, Adaptec and Roxio shall provide each other with such cooperation, assistance, and information as either of them may reasonably request of the other with respect to the filing with any taxing authority of any tax return, amended return, claim for refund, or other document. With respect to any return for a period beginning before the Distribution that includes Roxio and at least one other member of the Adaptec Group (a "Pre-Distribution Group Return"), such assistance shall include the timely submission by Roxio to Adaptec of pro forma tax returns for Roxio. Roxio's obligations under this paragraph 9(b) shall include the submission of a pro forma return for the tax period of Roxio that will end on the Distribution Date.

         9.       Preparation of Tax Returns; Estimated Payments

                  (a) FILING OF RETURNS. Adaptec shall prepare and timely file all tax returns of the Adaptec Group other than returns that include only Roxio. Within 45 days after the close of each taxable period (including, if applicable, the period that ends on the Distribution Date), Roxio shall, subject to the confidentiality provisions of Section 12: (1) furnish to Adaptec draft tax returns for Roxio and all supporting information and documentation useful in preparing the relevant consolidated, combined, or unitary return; (2) allow Adaptec access at any reasonable time after the Distribution Date to all tax returns of Roxio and supporting papers for those returns; and (3) furnish to Adaptec such additional tax information and documents as Adaptec may reasonably request. Roxio shall cooperate in connection with the preparation of any consolidated, combined or unitary returns that it joins in filing with one or more other members of the Adaptec Group. Adaptec shall be responsible for any payments to the applicable taxing authorities required in connection with those returns. Adaptec may provide services to assist Roxio in fulfilling its obligations under this Section 9(a), but only to the extent provided in a separate transitional services agreement between the parties. Except as expressly provided in a separate agreement between the parties, Adaptec shall have no obligation in connection with the preparation or filing of tax returns by Roxio.

                  (b) ESTIMATED PAYMENTS. Adaptec shall make all estimated payments to any taxing authorities required in connection with consolidated, combined or unitary returns of members of the Adaptec Group, and all payments required in connection with requests for extensions of time to file those returns. After making such a payment, Adaptec shall promptly notify Roxio of any portion of the payment that Adaptec believes in good faith to be attributable to Roxio's share of the aggregate tax liability, as determined under Section 1. Within 10 days after receipt of such notice, Roxio shall pay such amount to Adaptec or advise Adaptec of the basis for its disagreement.

         10.      Indemnification

                  (a) INDEMNITY OBLIGATIONS OF ADAPTEC. Adaptec shall indemnify Roxio and hold Roxio harmless from and against:

                           (i)      any liability, cost, or expense arising out
of the fraudulent or negligent preparation by Adaptec of any information, workpapers, documents, or other items used in the preparation of, or presented in, any return, amended return, or claims for refund; and

                           (ii)     any tax liability, and related cost or
expense, incurred or paid by Roxio in excess of that portion of the tax liability allocated to Roxio under this Agreement.

                  (b) INDEMNITY OBLIGATIONS OF ROXIO. Roxio shall indemnify Adaptec and hold it harmless from and against any taxes, and related interest and penalties, resulting from

                           (i)      the application to the Distribution of
section 355(e) of the Internal Revenue Code (the "Code") by reason of an acquisition of Roxio stock; or

                           (ii)     the failure of the Distribution to qualify
for nonrecognition treatment under section 355(c) of the Code, if such failure results from (A) a failure by Roxio to continue its active trade or business after the Distribution, (B) the treatment of the Distribution as a device for the distribution of earnings and profits, within the meaning of section 355(a)(1)(B) of the Code, because of one or more repurchases by Roxio of its stock, or (C) any other act or omission by Roxio.

         11. GROSS-UP FOR TAXES ON REQUIRED PAYMENTS. If the receipt or accrual of any payment required by this Agreement is subject to any tax, the payor shall pay an additional amount so that the total amount received by the payee, net of any applicable taxes, equals the amount of the required payment.

         12. CONFIDENTIALITY OF DOCUMENTS AND INFORMATION. Any documents or information provided pursuant to this Agreement in connection with a tax contest or filing with a tax authority shall be provided or disclosed by the recipient only to those of its employees responsible for any tax contest or filing or to attorneys or accountants advising the recipient on these matters. Any wider dissemination of these documents or this information shall be allowed only if required by law or authorized by the party providing the documents or information.

         13. ALLOCATION OF TAXES OF FOREIGN SUBSIDIARIES. If any foreign affiliate of Adaptec engaged in the software products business is required to join in the filing of a consolidated, combined, or unitary return for a period beginning before the Distribution Date with at least one affiliate of Adaptec that is not engaged in the software products business, the allocation of tax liability between those corporations shall be made by applying principles similar to those adopted by this Agreement. The parties agree to apply consistent allocation methods in allocating the earnings and profits of AMS between AMS and RCI pursuant to section 1.312-10(a) of the Treasury regulations.

         14.      DISPUTE RESOLUTION.

         Resolution of any and all Disputes arising from or in connection with this Agreement shall be exclusively governed by and settled in accordance with the provisions of this Section 14.

                  (a) Negotiation. The parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through informal negotiation between appropriate representatives from each of Adaptec and Roxio. If at any time either party feels that such negotiations are not leading to a resolution of the Dispute, such party may send a notice to the other party describing the Dispute and requesting a meeting of the senior executives from each party. Within ten (10) business days after such notice is given, each party shall select appropriate senior executives (e.g., director or V.P. level) of each party who shall have the authority to resolve the matter and shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. During the course of negotiations under this Section 14(a), all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating senior executives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. In the event that any Dispute arising out of or related to this Agreement is not settled by the parties within thirty

(30) days after the first meeting of the negotiating senior executives, either party may commence litigation with respect to the Dispute. However, except as provided below in Section 14(b), neither party shall commence litigation against the other party to resolve the Dispute (i) until the parties try in good faith to settle the Dispute by negotiation for at least thirty (30) days after the first meeting of the negotiating senior executives or (ii) until forty (40) days after notice of a Dispute is given by either party to the other party, whichever occurs first.

                  (b) PROCEEDINGS. Any Dispute regarding the following is not required to be negotiated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to a party. However, the parties shall make a good faith effort to negotiate such Dispute, according to Section 14(a), while such court action is pending.

                  (c) CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this
Section 14 with respect to all matters not subject to such dispute, controversy or claim.

         15. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         16. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         17. Governing Law. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California, San Jose Division, shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 14 above.

         18. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) Business Day after being deposited with a nationally recognized overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of:

         IF TO ADAPTEC, INC.:

                  Adaptec, Inc.
                  691 S. Milpitas Blvd.
                  Milpitas, CA 95035
                  Attention:  Vice President and General Counsel
                  Facsimile No.:  (408) 957-7137

         with a copy to:

                  Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
                  Palo Alto, CA 94304-1050
                  Attention:  Henry P. Massey, Jr.
                  Facsimile No.:  650-493-6811

         IF TO ROXIO, INC.:

                  Roxio, Inc.
                  461 South Milpitas Blvd.
                  Milpitas, CA 95035
                  Attention:  William Christopher Gorog
                  Facsimile No.:  (408) 957-7963

         with a copy to:

                  Gray Cary Ware & Freidenrich LLP
                  400 Capitol Mall, Suite 2400
                  Sacramento, CA 95814
                  Attention:  Kevin A. Coyle
                  Facsimile No.:  916-930-3201

Adaptec and Roxio may substitute a different address or facsimile number, from time to time, if such substitute is provided to the intended notice recipient in writing by notice given in the manner provided in this Section 18.

         19. Counterparts. This Agreement may be executed in counterparts via facsimile or otherwise, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         20. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the Adaptec Group and each member of the Roxio Group.

Except as herein specifically provided to the contrary, neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party to which this Agreement relates.

         21. Severability. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.

         22. Waiver of Breach. The waiver by either party hereto of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

         23. Amendment and Execution. This Agreement and amendments hereto shall be in writing and executed in multiple copies via facsimile or otherwise on behalf of Adaptec and Roxio by their respective duly authorized officers and representatives. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

         24. Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         25. Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

         26. Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

         27. Additional Assurances. Except as may be specifically provided herein to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable, and as the requesting party may reasonably deem necessary, to effectuate this Agreement.

         28. Force Majeure. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party unless such delay or failure in performance is expressly addressed elsewhere in this Agreement.

         WHEREFORE, the parties have signed this Tax Sharing Agreement effective as of the date first set forth above.

ADAPTEC, INC.                              ROXIO, INC.


By: /s/ Robert N. Stephens                 By: /s/ Wm. Christopher Gorog
    -------------------------------            --------------------------------

Name: Robert N. Stephens                   Name: Wm. Christopher Gorog
      ----------------------------               ------------------------------

Title: President,                          Title: President and
       Chief Executive Officer                    Chief Executive Officer
       ----------------------------               -----------------------------






                    [SIGNATURE PAGE TO TAX SHARING AGREEMENT]